                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          VERMONT PURE HOLDINGS, LTD.
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                           VERMONT PURE HOLDINGS, LTD.

                       ROUTE 66, CATAMOUNT INDUSTRIAL PARK

                             RANDOLPH, VERMONT 05060


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MARCH 27, 2001

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vermont Pure Holdings, Ltd. ("Company") will be held at the American Stock Exchange, 86 Trinity Place, New York, NY 10006 on Tuesday, March 27, 2001 at 1:30 P.M. local time, for the following purposes:

         1. To elect ten directors to hold office until the Annual Meeting of Stockholders in 2002 and until their respective successors have been duly elected and qualified;

         2. To transact such other business as may properly come before the meeting, and any adjournment(s) thereof.

         The record date for the Annual Meeting is February 16, 2001. Only stockholders of record at the close of business on February 16, 2001 will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

       YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT, WHICH CONTAINS INFORMATION RELEVANT TO THE ACTIONS TO BE TAKEN AT THE MEETING. IN ORDER TO ASSURE THE PRESENCE OF A QUORUM, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ADDRESSED, POSTAGE PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU SO DESIRE AT ANY TIME BEFORE IT IS VOTED.

                                              By Order of the Board of Directors

                                              Bruce S. MacDonald

                                              Secretary

Randolph, Vermont
February 26, 2001

                           VERMONT PURE HOLDINGS, LTD.


                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by the Board of Directors ("Board") of Vermont Pure Holdings, Ltd. ("Company") to be used at the Annual Meeting of Stockholders of the Company to be held on Tuesday, March 27, 2001, and any adjournment or adjournments thereof ("Annual Meeting"). The matters to be considered at the Annual Meeting are set forth in the attached Notice of Meeting.

         The Company's executive offices are located at Route 66, Catamount Industrial Park, Randolph, Vermont 05060. The Company's telephone number is 802-728-3600. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about March 2, 2001.

RECORD DATE AND OUTSTANDING SHARES

         The Board has fixed the close of business on February 16, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments thereof. As of the record date, the Company had issued and outstanding 20,244,992 shares of Common Stock, par value $.001 ("Common Stock"), comprising all of the Company's issued and outstanding voting stock. Each stockholder of the Company will be entitled to one vote for each share of Common Stock held of record by that stockholder.

SOLICITATION AND REVOCATION

         Proxies in the form enclosed are solicited by and on behalf of the Board. The persons named in the proxy have been designated as proxies by the Board. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted

                  "FOR" the election of the nominees listed below under "Election of Directors,"

and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Meeting and any adjournments thereof. In the event that any other matters are properly presented at the Annual Meeting for action, the persons named in the proxy will vote the proxies in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Annual

Meeting, or by delivering another proxy bearing a later date. Attendance by a stockholder at the Annual Meeting does not alone serve to revoke his or her proxy.

QUORUM

         The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a particular matter. Similarly, a broker may not be permitted to vote stock ("broker non-vote") held in street name on a particular matter in the absence of instructions from the beneficial owner of such stock. The shares subject to a proxy which are not being voted on a particular matter (because of either stockholder withholding or broker non-vote) will not be considered shares entitled to vote on such matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum.

VOTING

         If a quorum is present at the Meeting, the persons nominated for election as directors will be elected by a plurality of the shares of Common Stock voted at the Annual Meeting. "Plurality" means that the nominees who receive the highest number of votes will be elected as the directors of the Company for the ensuing year.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The nine current directors of the Company and Carol R. Lintz have been nominated by the Board as candidates for election as directors to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified. Unless otherwise specified in the form of proxy, the proxies solicited by the management will be voted "FOR" the election of these ten candidates. In case any of these nominees become unavailable for election to the Board, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information concerning each director of the Company continuing in office, the non-incumbent nominee for election as director, and each current executive officer of the Company:


NAME                                           AGE                 POSITION
Timothy G. Fallon                               47               Chief Executive Officer and Chairman of the Board
Henry E. Baker                                  68               Director, Chairman Emeritus
Peter K. Baker                                  41               President and Director
Phillip Davidowitz                              69               Director
Robert C. Getchell                              52               Director
Carol R. Lintz                                  48               Nominee for Director
David R. Preston                                60               Director
Ross S. Rapaport                                58               Director
Norman E. Rickard                               64               Director
Beat Schlagenhauf                               49               Director
John B. Baker                                   46               Executive Vice President
Bruce S. MacDonald                              42               Chief Financial Officer,
                                                                 Treasurer and Secretary

         The business experience during at least the last five years of each of the these individuals is as follows:

         Timothy G. Fallon has been the Chief Executive Officer and a director of the Company since November 1994. Until October 2000, he concurrently served as President of the Company. In April 1998, he was appointed Chairman of the Board of Directors. He also chairs the Executive Committee. From January 1992 to November 1994, Mr. Fallon was the Senior Vice President, Sales and Marketing for Cadbury Beverages, Inc. From October 1989 to December 1991, Mr. Fallon was Vice President of Sales for Canada Dry USA, a division of Cadbury Beverages, Inc. From July 1984 to September 1989, Mr. Fallon served as Vice President - Sales and Marketing for Pepsi Cola Bottling Company New York City, Inc.


         Henry E. Baker was employed at Crystal Rock Spring Water Company ("Crystal Rock") from 1947 to 2000. He was appointed President of Crystal Rock in 1965 and became Chairman of its Board in 1965. Mr. Baker served on the International Bottled Water Association ("IBWA") Board of Directors for two decades. He was inducted into the Beverage World Bottled Water Hall of Fame in 1990. He became a director and Chairman Emeritus of the Company in October 2000 in conjunction with the business combination between the Company and Crystal Rock. Mr. Baker is the father of Peter K. Baker and John B. Baker and the husband of Joan A. Baker, a subordinated creditor of the Company. See "Certain Transactions."


         Peter K. Baker was employed at Crystal Rock from 1977 to 2000 and was appointed its Co-President in 1993. After serving on the Board of Directors of the IBWA, Peter served as its Chairman during the 1998-1999 term. In October 2000, in conjunction with the business combination between the Company and Crystal Rock, he became a director and President of the Company. He is a member of the Executive Committee.

         Phillip Davidowitz has been a director of the Company since June 1998. Mr. Davidowitz has been President of TSE Clearing Services, Inc. since 1980 and a member of the New York Stock Exchange and Vice Chairman of Transatlantic Securities Company since 1988. TSC Clearing Services is a wholly-owned subsidiary of Transatlantic Securities Company, and is a sales and marketing company for client retention. Transatlantic Securities Company is a member of the NYSE and executes orders for clients on an agency basis only and clears its own transactions.

         Robert C. Getchell has been a director of the Company since December 1994. He is chair of the Audit Committee and a member of the Compensation Committee. Mr. Getchell has been a principal of Getchell Professional Association, a certified public accountant firm in Quechee, Vermont, for more than the past five years. In July 1992, Mr. Getchell was appointed to the Vermont Economic Development Authority and served as its chairman from 1996 through 1998.

         Carol R. Lintz has been nominated by the Board to serve as a director subject to shareholder approval at the Company's annual meeting. From 1996 to 2000 Ms. Lintz was an analyst at Wellington Management in Boston, Massachusetts. Prior to that, from 1992 to 1996 she was an analyst for State Street Research and Management in Boston.

         David R. Preston has been a director of the Company since October 1995. He chairs the Compensation Committee and is a member of the Audit and Executive Committees. Mr. Preston has been a consultant and adjunct professor of Suffolk University in Boston, Massachusetts since September 1995. From 1990 to July 1995, Mr. Preston was a division president at Kayser-Roth Corporation, a sock and hosiery manufacturer, located in Greensboro, North Carolina. Since September 1996, he has been a Senior Associate with Renaissance Management Group LLC, a management consulting firm. Mr. Preston is a retired division president and corporate officer of the Gillette Company.

         Ross S. Rapaport is President and a stockholder of Rapaport & Ellenthal, P.C., a general practice law firm located in Stamford, Connecticut. He has practiced in the area of corporate and general business law for more than thirty years. He has provided legal advice to Crystal Rock since 1974 and serves as trustee of the Baker family trusts. Mr. Rapaport became a director of the Company in October 2000 in connection with the business combination of the Company and Crystal Rock.

         Norman E. Rickard has been a director of the Company since May 1995. He is a member of the Executive and Audit Committees. Mr. Rickard, who is retired, was the President of Xerox Document Services Group of Xerox Corporation and a Corporate Senior Vice President. Mr. Rickard had been employed by Xerox Corporation since 1967 in various capacities, including President of Xerox Business Services, Director of Business Effectiveness, Director of the Worldwide Strategic Manufacturing Project, Director of Staff Operations and Vice President of Quality. He is also currently a director of National Alliance of Business, Optical Dynamic Corporation and Health Now.

         Beat Schlagenhauf has been a director of the Company since July 1993. Mr. Schlagenhauf has been a principal of Schlagenhauf & Partners, a portfolio management company in Zurich, Switzerland, for more than the past thirteen years.

         John B. Baker was employed at Crystal Rock from 1975 to 2000. He was appointed Co-President in 1993. In October 2000, in conjunction with the business combination between the Company and Crystal Rock, he became Executive Vice President of the Company.

         Bruce S. MacDonald has been Chief Financial Officer and Treasurer of the Company since May 1993. He has also served as the Company's Secretary since June 1999. From 1987 to May 1993, Mr. MacDonald was Controller of Cabot Cooperative Creamery Incorporated.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         During the fiscal year ended October 31, 2000, the Board of Directors of the Company met four (4) times and approved other business by unanimous consent on two separate occasions, and the Audit Committee and Compensation Committee met three (3) times and two (2) times, respectively. The Executive Committee met for (4) times during the year. The Board does not have a Nominating Committee. No incumbent director attended fewer than 75% of the total number of meetings of the Board and Committees of the Board on which he served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("ten percent stockholders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and 10% stockholders are charged by the SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during fiscal 2000, and, if applicable, written representations that Form 5 was not required, the Company believes that all
Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were fulfilled in a timely manner.

                REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

         The following tables show (1) the cash compensation paid by the Company, as well as certain other compensation paid or accrued, to the Chief Executive Officer and Chief Financial Officer of the Company for the Company's last three fiscal years, (2) certain information regarding options granted to the Chief Executive Officer and the Chief Financial Officer during fiscal year 2000, and (3) information regarding the value of all options granted to the Chief Executive Officer and Chief Financial Officer at the end of fiscal year 2000. No other executive officer of the Company received cash compensation from the Company equal to or greater than $100,000 during fiscal year 2000.

                                               SUMMARY COMPENSATION TABLE


NAME AND PRINCIPAL POSITION                 FISCAL       ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                             YEAR
                                                          SALARY        BONUS         OPTIONS/           ALL OTHER
                                                           ($)           ($)         (# SHARES)     COMPENSATION(2) ($)
------------------------------------------------------------------------------------------------------------------------
Timothy G. Fallon                            2000       $205,000        $50,000      500,000(1)           $17,866
Chief Executive Officer and President        1999       $186,400       $195,000         -0-               $14,740
                                             1998       $186,400       $202,500         -0-                $6,859

Bruce S. MacDonald                           2000        $94,185        $20,000      100,000(1)            $9,359
Chief Financial Officer and Treasurer        1999        $85,000        $75,000         -0-                $8,612
                                             1998        $85,000        $55,000       30,000               $3,937

(1) Options to purchase Common Shares with an exercise price per share of $3.25 issued on October 5, 2000 expiring 10 years later.

(2) The amount under "All Other Compensation" represents car, life and disability insurance allowances.

         The Company cannot determine, without unreasonable effort or expense, the specific amount of certain personal benefits afforded to its employees, or the extent to which benefits are personal rather than business. The Company has concluded that the aggregate amounts of such personal benefits which cannot be specifically or precisely ascertained do not in any event exceed, as to the individuals named in the preceding table, the lesser of $50,000 or 10% of the compensation reported in the preceding table for such individuals, and that such information set forth in the preceding table is not rendered materially misleading by virtue of the omission of the value of such personal benefits.

                   OPTIONS/SHARES GRANTED IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS                                       POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF STOCK PRICE APPRECIATION
                                                                                                      FOR OPTION TERM

              NAME               OPTIONS/   % OF TOTAL     EXERCISE     EXPIRATION   0% ($)        5% ($)           10% ($)
                                  SHARES     OPTIONS/      PRICE AND       DATE
                                 GRANTED      SHARES     MARKET PRICE
                                            GRANTED TO        ON
                                             EMPLOYEES      DATE OF
                                             IN FISCAL       GRANT
                                               YEAR        ($ SHARE)
-----------------------------------------------------------------------------------------------------------------------------------
  Timothy G. Fallon             500,000         60%          $3.25       10/5/10      -0-        $1,020,000       $2,590,000
  Chief Executive Officer
  Bruce S. MacDonald            100,000         12%          $3.25       10/5/10      -0-          $204,000         $518,000
  Chief Financial Officer


                                                         AGGREGATE YEAR-END OPTION VALUES
                                         NUMBER OF UNEXERCISED OPTIONS       VALUE OF UNEXERCISED IN-THE-MONEY
                                             AT FISCAL YEAR-END (#)          OPTIONS AT FISCAL YEAR-END ($)(1)

       NAME                             EXERCISABLE      UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------------
Timothy G. Fallon                        620,000           600,000            $310,000            $50,000
Chief Executive Officer
Bruce S. MacDonald                       101,000           130,000             $70,500            $10,000
Chief Financial Officer

(1) As of October 31, 2000, the closing price per share of Common Stock was $3.00 on the American Stock Exchange.

EXECUTIVE PARTICIPATION IN COMPENSATION DECISIONS AND COMPENSATION COMMITTEE; AUDIT COMMITTEE

         Compensation decisions during the fiscal year ended October 31, 2000 were made by the Board of Directors upon the recommendation of the Compensation Committee (except for stock options under the Company's 1998 Stock Option Plan, which are granted by the Compensation Committee). The Compensation Committee is empowered to make recommendations to the Board relating to the overall compensation arrangements for senior management of the Company and any compensation plans in which officers and directors of the Company are eligible to participate. The Compensation Committee was comprised of Messrs. Frank G. McDougall, Preston and Getchell until Mr. McDougall resigned as a director effective October 5, 2000. He has not been replaced. No person serving on the Compensation Committee at any time during fiscal year 2000 was an executive officer of the Company or had any relationship required to be disclosed under
Item 404 of Regulation S-K promulgated by the SEC.

         The Company also has an Audit Committee, the members of which are Messrs. Getchell, Preston and Rickard. The Audit Committee, among other things, is empowered to recommend to the Board the engagement of the independent auditors and to review the scope and procedures of the activities of the independent auditors and the reports on their audits. The Audit Committee meets periodically with the independent auditors and management to review their work and confirm that they are properly discharging their responsibilities.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         In connection with the Company's business combination with Crystal Rock, it entered into new employment agreements with officers of both companies. The executive officer agreements in effect as of October 31, 2000 were as follows:

Timothy G. Fallon

         The Company's agreement with Mr. Fallon has a term of five years and provides that he will have the title of Chief Executive Officer. His base salary is $250,000, subject to annual review by the Board of Directors, and he is eligible to receive various bonuses. The agreement provides that for fiscal years 2000 and 2001, the Company will pay him a bonus of from $50,000 to $100,000 depending on its ability to achieve stated levels of target sales, and a further bonus of from $50,000 to $100,000 depending upon its ability to achieve stated levels of target earnings before interest, taxes, depreciation, and amortization ("EBITDA"). For fiscal years 2002 through 2004, the range for the sales and EBITDA bonuses will be from $70,000 to $120,000.

         The Company may also pay Mr. Fallon three special bonuses. The first, payable only once, equals $25,000 if the Company achieves annual sales of over $40,000,000 during its fiscal year 2001. The second, also payable only once, is a bonus of $50,000, cumulative with the $25,000 bonus, if the Company achieves annual sales of over $50,000,000 during the same year. The third, again payable only once, is a bonus of $50,000 if the closing price of Vermont Pure Holdings, Ltd. common stock is equal to or in excess of $5.00 per share for 54 trading days in any period of 60 consecutive trading days.

         The Company will reimburse Mr. Fallon for up to $25,000 for buying disability and other insurance that it does not offer as an employee benefit, if he elects to obtain it, and leasing and operating an automobile. Subject to the fiduciary duties of its directors, the Company will use its best efforts to have Mr. Fallon elected as a member of its Board of Directors and any Executive Committee of the Board of Directors. The agreement with Mr. Fallon also contains confidentiality provisions and a non-competition clause that prohibits Mr. Fallon from competing with it during the term of the agreement and any period in which he is no longer employed and receives severance payments, or for 12 months if he is not receiving severance payments.

         Also, in accordance with the agreement, Mr. Fallon received 500,000 options on October 5, 2000 to purchase the Company's common stock at $3.25 per share, the market price on that date. The options vest in equal increments over five years and have a term of ten years.

         If the Company terminates Mr. Fallon's employment before the agreement expires and without "cause," as defined in the agreement, in fiscal year 2001 it will be required to pay him monthly severance benefits for the remaining term of his agreement or 24 months, whichever is less, at an annual rate equal to his base annual salary plus $150,000, together with fringe benefits as defined in the agreement, subject to various limits. In fiscal years 2002 through 2004, it would be required to pay him monthly severance benefits for the remaining term of his agreement or 24 months, whichever is less, at an annual rate equal to his base annual salary plus $200,000, together with fringe benefits as described in the agreement. Mr. Fallon's contract contains no provisions entitling him to resign and be compensated for "good reason." If there is a "change of control," as defined in the agreement, of the Company, followed within 30 days by the termination of Mr. Fallon's employment for any reason, then it would be required to pay him monthly severance benefits as if there had been a termination without cause, together with fringe benefits as described in the agreement.

Peter K. Baker

         The agreement with Peter K. Baker has a term of five years and provides that he will have the title of President. His base salary is $250,000, subject to annual review by the Board of Directors, and he will be eligible to receive a bonus of from $25,000 to $75,000 depending on the Company's ability to achieve stated levels of EBITDA. Mr. Baker will also be entitled to a guaranteed bonus equal to the excess of $50,000 over the actual cost to him, which the Company will reimburse, of buying disability insurance, if he elects to obtain it, and leasing and operating an automobile.

         Subject to the fiduciary duties of its directors, the Company will use its best efforts to have Mr. Baker elected as a member of its Board of Directors and any Executive Committee of the Board of Directors, so long as the former stockholders of Crystal Rock hold in the aggregate at least 40% of the outstanding shares of Vermont Pure Holdings, Ltd.

         The agreement also contains confidentiality provisions and a non-competition clause that prohibits Mr. Baker from competing with the Company during the term of the agreement and any period in which he is no longer employed and receives severance payments, or for 12 months if he is not receiving severance payments. If it terminates Mr. Baker's employment before the agreement expires and without "cause," as defined in the agreement, the Company will be required to pay him monthly severance benefits for the remaining term of his agreement at an annual rate equal to his base annual salary plus $50,000, together with fringe benefits as defined in the agreement, subject to various limits. If Mr. Baker leaves the Company for "good reason," which means if it requires him to relocate his home a distance of more than 50 miles, if the Company assigns to him duties materially inconsistent with his position, or if the Company materially breaches its agreement with him, he will be entitled to the same payments as if it had terminated his employment without cause. Finally, if there is a "change of control," as defined in the agreement, of the Company, followed within 30 days by the termination of Mr. Baker's employment for any reason, then it would be required to pay him monthly severance benefits for 24 months or the remaining term of his agreement, whichever is less, at the same annual rate that applies in case of termination.

Henry E. Baker

         The Company's agreement with Henry E. Baker has a term of five years and provides that he will be Chairman Emeritus. Mr. Baker is required to make himself reasonably available to us for consultation for at least 20 hours per calendar month. His base annual salary is $25,000, subject to annual review by the Board of Directors. The Company will provide him with an automobile allowance of up to $12,000 per year for his actual cost of leasing and operating an automobile.

         Subject to the fiduciary duties of its directors, the Company will use its best efforts to have Mr. Baker elected as a member of its Board of Directors so long as the former stockholders of Crystal Rock hold in the aggregate at least 40% of the outstanding shares of Vermont Pure Holdings, Ltd.

         Henry E. Baker's employment agreement is substantially the same as Peter K. Baker's with respect to confidentiality and non-competition. His agreement regarding severance following termination is substantially the same as for Peter Baker in case of termination of employment without cause, termination for good reason, and termination following a change of control. In cases requiring severance payments, the Company will pay Mr. Baker monthly severance benefits for the remaining term of his agreement, but not more than 24 months in case of a change of control, at an annual rate equal to his base annual salary, without any added amount, plus fringe benefits as defined in the agreement.

John B. Baker

         John B. Baker has a five year agreement with the Company that provides that he will have the title of Executive Vice President. His base salary is $250,000, subject to annual review by the Board of Directors, and he will be eligible to receive a bonus of from $25,000 to $75,000 depending on the Company's ability to achieve stated levels of EBITDA. Mr. Baker will also be entitled to a guaranteed bonus equal to the excess of $50,000 over the actual cost to him, which the Company will reimburse, of buying disability insurance, if he elects to obtain it, and leasing and operating an automobile.

         After 18 months, Mr. Baker may elect to reduce his duties and compensation by giving the Company written notice. In that case, he must make himself reasonably available to it for consultation for at least 20 hours per calendar month. While he is employed full time, his base salary and bonus arrangements are the same as for Peter K. Baker. If he chooses reduced employment, his base salary will be reduced to $160,000, subject to annual review by the Board of Directors. He would no longer be eligible for a bonus based on the Company's EBITDA targets. His guaranteed bonus would be equal to the excess of $15,000 over the reimbursed insurance and automobile allowance described above. With respect to confidentiality and non-competition, John B. Baker's employment agreement is substantially the same as Peter K. Baker's.

Bruce S. MacDonald

         The Company's agreement with Mr. MacDonald has a term of five years and provides that he will have the title of Vice President of Finance, Chief Financial Officer and Treasurer of the Company. His base salary is $105,000, subject to annual review by the Board of Directors, and he will be eligible to receive a bonus of from $25,000 to $75,000 depending on the Company's ability to achieve stated levels of target EBITDA.

         The Company will reimburse Mr. MacDonald for up to $15,000 for buying disability insurance that it does do not offer as an employee benefit, if he elects to obtain it, and leasing and operating an automobile. The agreement with Mr. MacDonald also contains confidentiality provisions and a non-competition clause substantially the same as for Mr. Fallon and Mssrs. Baker.

         Also, in accordance with the agreement, Mr. MacDonald received 100,000 options on October 5, 2000 to purchase the Company's common stock at $3.25 per share, the market price on that date. The options vest in equal increments over five years and have a term of ten years.

         If the Company terminates Mr. MacDonald's employment before the agreement expires and without "cause," as defined in the agreement, it will be required to pay him monthly severance benefits for the remaining term of his agreement or 24 months, whichever is less, at an annual rate equal to his base annual salary plus $50,000, together with fringe benefits as defined in the agreement, subject to various limits. Mr. MacDonald's contract contains no provisions entitling him to resign and be compensated for "good reason." If there is a "change of control," as defined in the agreement, of the Company, followed within 30 days by the termination of Mr. MacDonald's employment for any reason, then it would be required to pay him monthly severance benefits as if there had been a termination without cause, together with fringe benefits as described in the agreement.

COMPENSATION OF DIRECTORS

         Directors who are employees of or consultants of the Company do not receive any fees for attending Board meetings. Directors who are not employees or consultants of the Company receive $750 for each meeting of the Board attended and $7,500 each year, subject to reduction by (i) 50% if the director misses two meetings, and (ii) 100% if the director misses more than two meetings. Directors serving on a Committee receive $400 for each Committee meeting attended. In addition, the Board voted in October 2000 to automatically issue 5,000 Common Stock options to each outside director at the beginning of each fiscal year through 2002. These options will be issued under the 1998 Stock Option Plan.

                      COMMITTEE REPORTS AND RELATED MATTERS

COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board is composed of two directors, Messrs. Getchell and Preston. The Compensation Committee also administers the Company's stock option plans and employee stock purchase plan. This Committee is charged with the responsibility of reviewing and approving executive officers' compensation and approving all discretionary grants of stock options under the Company's stock option plan. The following describes the compensation programs in effect during fiscal 2000.

Compensation Policy

         The Company's compensation policies are designed to pay executives an annual salary that is industry competitive and an annual bonus that is based both on the performance of the Company and on individual goals established for each of the executives for the fiscal year. The Company also has longer term incentives based on stock options. All three components of compensation are reviewed annually by the Committee to ensure that salaries remain competitive, that bonuses reward performance and that stock options provide continued incentives.

         Salaries for executive officers are based on the duties and responsibilities of the position held by the executive compared with executive officers of other companies in the industry. Salaries are reviewed and established within the parameters set forth in employment agreements. Various industry salary surveys are reviewed and provided to the Committee to review in establishing compensation.

         The officer's performance over the prior year is assessed by comparing it to objectives and goals that are established by the Board, the Committee and management in a strategic planning process. Payment of bonuses is currently determined by reference to specific performance related formulas in the employment agreements. The Committee approves all such determinations.

         The Company periodically grants stock options to some or all of its executives and key employees as a means of creating a long-term incentive and benefit. Such stock options are generally granted at the fair market value of shares of Common Stock on the date of grant. Thus, no benefit will accrue to the executive or key employee from the stock option grant until the Common Stock appreciates. This creates a long-term goal for appreciation of the Common Stock which coincides with the interests of the stockholders.

         In connection with the Company's business combination with Crystal Rock Spring Water Company, the Compensation Committee negotiated, and the Board of Directors approved, five-year employment agreements effective October 5, 2000 with the chief executive officer, Timothy G. Fallon, and with four other executive officers or directors, Peter K. Baker, Henry E. Baker, John B. Baker, and Bruce S. MacDonald. See "Employment Contracts and Change-in-Control Arrangements" for additional information. These agreements provide for (a) the payment of salary, (b) the payment of bonuses based principally upon the achievement of stated goals relating to sales and/or EBITDA, and, (c) in the case of Messrs. Fallon and MacDonald, the grant of stock options in connection with the business combination. The Compensation Committee concluded that these agreements reasonably reflected both prevailing market conditions for executive compensation and the stated purpose of the Company's compensation policies. The agreements also provide a measure of stability and predictability with respect to the compensation of senior management through 2005.

Chief Executive Officer Compensation

         As discussed elsewhere in this Proxy Statement, the Company's employment agreement with Mr. Fallon provides for bonuses based upon, among other things, the achievement of sales and EBITDA goals approved by the Board, as well as the achievement of a stated market price per share of the Company's Common Stock for an extended trading period. The bonus earned by Mr. Fallon in fiscal 2000 was determined and calculated with reference to those goals. As required by Mr. Fallon's employment agreement, in connection with the business combination with Crystal Rock, on October 5, 2000 the Company granted Mr. Fallon a stock option for 500,000 shares of its Common Stock at an exercise price per share of $3.25.

                                                 COMPENSATION COMMITTEE

                                                 Robert C. Getchell
                                                 David R. Preston

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal year 2000, Frank G. McDougall, Jr., Robert C. Getchell and David R. Preston served on the Compensation Committee. Mr. McDougall resigned on October 5, 2000 and was not replaced. Except for Mr. McDougall, who acts as a consultant to the Company in the areas of management and government relations and regulation, persons serving on the Compensation Committee had no relationships with the Company other than their relationship to the Company as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to the Company as stockholders. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on the board of directors or on that entity's compensation committee.

AUDIT COMMITTEE REPORT

         The information set forth in this report is not "soliciting material" and is not "filed" with the SEC or subject to Regulation 14A under, or the liabilities of Section 18 of, the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Membership and Role of the Audit Committee

         The Audit Committee of the Board is composed of three members, Messrs. Getchell, Preston and Rickard. Each of the members of the Audit Committee is "independent" as defined under Section 121(A) of the American Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors which is included in this Proxy Statement as Appendix A.

         The primary function of the Audit Committee is to provide advice with respect to the Company's financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Audit Committee's primary duties and responsibilities are to: (1) serve as an independent and objective party to monitor the Company's financial reporting process and internal control system; (2) review and appraise the audit efforts of the Company's independent accountants; (3) evaluate the Company's quarterly financial performance as well as its compliance with laws and regulations; (4) oversee management's establishment and enforcement of financial policies and business practices; and (5) provide an open avenue of communication among the independent accountants, financial and senior management, counsel and the Board of Directors.

Review of the Company's Audited Financial Statements for the Fiscal Year ended October 31, 2000

         The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended October 31, 2000 with the Company's management. The Audit Committee has discussed with Feldman Sherb & Co., P.C., the Company's independent public accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
Section 380).

         The Audit Committee has also received the written disclosures and the letter from Feldman Sherb & Co., P.C. required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of Feldman Sherb with that firm. In evaluating the independence of Feldman Sherb, the Audit Committee considered the non-audit services provided by Feldman Sherb as described under "Independent Accountants" below, and concluded that the provision of those services is compatible with Feldman Sherb's independence.

         Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2000 for filing with the SEC.

                                            AUDIT COMMITTEE

                                            Robert C. Getchell

                                            David R. Preston

                                            Norman E. Rickard


                                PERFORMANCE GRAPH

         The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a two broad market indices and a published industry index (the SIC Code Index for Grocery Related Products) for each of the most recent five fiscal years. In May 1999, the Company changed its listing from the Nasdaq SmallCap market to the American Stock Exchange. The Company has historically presented the Nasdaq market index as a broad market index on the graph. Given the change in listing, the AMEX market index is more appropriate, and the Company plans to present this index in the future. SEC regulations require that during such a transition, both market indices be shown. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on October 31, 1995. The Company paid no cash dividends during the periods shown. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.


                                -------------------FISCAL YEAR ENDING-------------------------------------------
                                10/31/1995    10/31/1996    10/31/1997    10/30/1998    10/29/1999    10/31/2000

Vermont Pure Holdings new           100.00        128.57        235.71        178.57        160.71        171.43

Groceries, Related Prods, NEC       100.00         92.13        126.48         62.93         81.03         57.46

NASDAQ Market Index                 100.00        117.43        153.90        174.02        287.23        337.82
AMEX Market Index                   100.00        108.13        130.31        122.01        139.17        153.02

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         This table and its accompanying footnotes set forth certain information as of February 16, 2000 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of the Company's Common Stock, (ii) each director and director-nominee of the Company, (iii) the Company's executive officers individually, and (iv) all directors and executive officers of the Company as a group (based upon information furnished by such persons). Shares of Common Stock issuable upon exercise of options and warrants which are currently exercisable or exercisable within 60 days of the date of this table have been included in the following table.

                                                        AMOUNT AND NATURE OF            PERCENTAGE OF
                                                             BENEFICIAL              OUTSTANDING SHARES
OWNER'S NAME AND ADDRESS                                      OWNERSHIP                      OWNED
---------------------------------------------           --------------------         ------------------
Timothy G. Fallon                                               622,000(1)                       2.7%

Henry E. Baker                                                1,065,219                          4.6%

Peter K. Baker                                                2,871,289                         12.3%

Phillip Davidowitz                                               48,200(2)                        .2%

Robert C. Getchell                                               77,000(3)                        .3%

Carol R. Lintz                                                       --                           --

David R. Preston                                                 78,000(4)                        .3%

Ross S. Rapaport, individually and as trustee                 3,069,767(5)                      13.2%

Norman E. Rickard                                                74,000(3)                        .3%

Beat Schlagenhauf                                                76,049(3)                        .3%

John B. Baker                                                 2,871,289                         12.3%

Bruce S. MacDonald                                              101,000(6)                        .4%

All Officers and Directors                                   10,953,813(7)                      47.0%
as a group (12 individuals)

--------------------------

(1) Includes 620,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(2) Includes 43,200 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(3) Includes 72,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(4) Includes 76,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(5) Includes 3,041,372 shares as trustee for U/T/A dated 12/16/91 F/B/O Joan Baker et. al.; 11,923 shares each as trustee for Peter K. Baker and John
       B. Baker Life Insurance Trusts; and 4,549 individually owned by Mr. Rapaport

(6) Represents shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(7) Includes 1,056,200 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

                              CERTAIN TRANSACTIONS

Business Combination with Crystal Rock

         On October 5, 2000, the Company acquired all of the capital stock of Crystal Rock in a transaction in which the stockholders of Crystal Rock contributed their stock to the Company. Simultaneously, the Company's wholly owned subsidiary merged with the Company's publicly held predecessor, then known as Vermont Pure Holdings, Ltd. (now Platinum Acquisition Corp.), in a transaction in which the stockholders of Vermont Pure Holdings, Ltd. received shares of common stock of the Company on a one-for-one basis.

         In exchange for their stock, the stockholders of Crystal Rock (members of the Baker family and related family trusts) received cash in the amount of $10,241,063 million, the Company's 12% subordinated promissory notes due 2007 in the original principal amount of $22,600,000 million ("Subordinated Notes") and 9,873,015 shares of the Company's Common Stock valued at $3.15 per share. The allocation of notes, stock, and cash was as follows:

                                   SUBORDINATED        SHARE
         RELATED PARTY                NOTES            VALUE            SHARES            CASH
--------------------------------   -----------      -----------      -----------      -----------
Henry E. Baker                     $ 3,488,889      $ 3,355,441        1,065,219      $ 5,699,622

John B. Baker                      $ 5,200,000      $ 9,044,561        2,871,289      $ 1,754,606

Peter K. Baker                     $ 5,200,000      $ 9,044,561        2,871,289      $ 1,754,606

Joan A. Baker                      $ 3,511,111      $        -0-              -0-     $    56,778

Ross S. Rapaport, Trustee
  U/T/A dated 12/16/91 F/B/O
  Joan Baker et al                 $ 5,200,000      $ 9,580,323        3,041,372      $   975,451

Peter K. Baker Life Insurance
  Trust, Ross S. Rapaport,
  Trustee                          $        -0-     $    37,557           11,923
John B. Baker Life Insurance
  Trust, Ross S. Rapaport,
  Trustee                          $        -0-     $    37,557           11,923
                                   -----------      -----------      -----------      -----------
 Totals                            $22,600,000      $31,100,000        9,873,015      $10,241,063
                                   ===========      ===========      ===========      ===========

         Henry Baker and Peter Baker, his son, are directors and officers of the Company. John Baker, who is also Henry Baker's son, is the Executive Vice President of the Company. Joan Baker is the wife of Henry and the mother of Peter and John. Ross Rapaport is a director and President and a stockholder of a law firm to which the Company incurred approximately $10,000 in legal fees during fiscal year 2000.

Subordinated Notes

         The Subordinated Notes bear interest at 12%, compounded quarterly, with payments due the 20th of February, May, August and November. In Years 1 through 3, the Company is required to pay interest only, amounting to an aggregate of $678,000 per quarter. Aggregate principal repayments are as follows: Year 4 -- $2,000,000; Year 5 -- $3,000,000; Year 6 -- $4,000,000; Year 7 -- $7,000,000
with a balloon payment of $6,600,000 at maturity. The Notes become due and payable in case of the Company's liquidation, dissolution, insolvency, sale of the business, or acceleration of senior debt. Prepayment penalties are as follows: Year 1 -- 3% of the amount repaid; Year 2 -- 2%; Year 3 -- 1%; and none thereafter.

         The Subordinated Notes are secured by all of the Company's assets, but the Notes and security interest are junior and subordinated to the senior debt owed to and the security interest in favor of Webster Bank and its successors. Under the related subordination agreement, the Company may pay, and the holders of the Subordinated Notes may accept, quarterly interest payments so long as there is no default on the senior debt and payment would not cause a default. The holders of the Subordinated Notes can accrue unpaid interest, and the Company may pay those amounts, if such payments would not result in a default on the senior debt. The holders of the Notes have pledged a continuing security interest in the Subordinated Note documents to Webster Bank. The Company may pay principal on the Notes if it is in compliance with all financial covenants on the senior debt and payment would not result in a breach of any such covenant.

Related Party Leases

         The Company leases a 72,000 square foot facility in Watertown, Connecticut from a Baker family trust and a 22,000 square foot facility in Stamford, Connecticut from Henry E. Baker. Annual rent payments for the ten year leases are as follows:

                                             First 5 Yrs.      Next 5 Yrs.
                                             ------------      -----------
         Watertown                            $360,000          $414,000
         Stamford                             $216,000          $248,400

         In connection with the Company's business combination with Crystal Rock, Crystal Rock sold to Henry E. Baker, as Trustee of the Baker Grandchildren's Trust, real estate in Watertown, Connecticut containing a water purification and bottling plant, warehouse space, a truck garage and office space. The consideration for this sale was the assumption by that Trust of the mortgage indebtedness on the real estate, which was approximately $3.7 million as of June 15, 2000. The Company leases this property on a "triple net" basis, for a ten year term, with an option to extend the lease for a negotiated rent for an additional five years. The lease payments are substantially the same in amount as the payments of debt service that Crystal Rock had been making on the mortgage loan for the property. The Company believes that the rent it pays for this facility is at least as favorable as it could have obtained in an arm's-length transaction.

         The Company leases the Stamford property, which includes warehouse space, a truck garage, and office space, from Henry E. Baker. The Company has an option to extend this ten year "triple net" lease for a negotiated rent for an additional five years. Either party may terminate the lease prior to expiration upon nine months' notice to the other, but if the Company terminates, it must pay a termination fee equal to six months' rent. The rent paid for this property by Crystal Rock at the time of its business combination with the Company was $216,000 annually. The Company believes that the rent it pays for this facility is at least as favorable as it could have obtained in an arm's-length transaction.

Related Party Supplier

         The Company owns approximately 19% of the common equity of a software company named Computer Design Systems, Inc. d/b/a Voyageur Software ("CDS"). Peter K. Baker, a director of the Company, is a member of the board of directors of CDS. The Company uses software designed, sold and serviced by CDS in its home and office delivery system to manage customer service, deliveries, inventory, billing and accounts receivable. The Company paid service fees to CDS during October 2000 totaling $2,031. As of October 31, 2000, the Company holds a note from CDS entered into August 1, 1998 for the principal amount of $120,000 with accrued interest of $22,950. The note is scheduled to mature August 15, 2003. The Company is under contract through September 2001 to pay a monthly maintenance fee of $4,552. Peter K. Baker is not paid for his services as a director of CDS.

                             INDEPENDENT ACCOUNTANTS

         The Company will select Feldman Sherb & Co., P.C. (formerly Feldman Sherb Ehrlich & Co., P.C.) of New York City as its independent accountants for the fiscal year ending October 31, 2001. A representative of Feldman Sherb is expected to be present at the meeting with an opportunity to make a statement if he desires to do so and is expected to be able to respond to appropriate questions.

Audit Fees

         The aggregate fees and related expenses billed by Feldman Sherb for professional services rendered for the audit of the Company's financial statements for the fiscal year ended October 31, 2000 and audit of the financial statements for the Company's retirement plan for the plan year December 31, 1999 and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year were $51,600.

Financial Information Systems Design and Implementation Fees

         Feldman Sherb rendered no services for financial information systems design and implementation, as described in Rule 2-01(c)(4)(ii) of the SEC's Regulation S-X, and accordingly billed no fees for such services.

All Other Fees

         The aggregate fees billed by Feldman Sherb for other professional services rendered to the Company for the fiscal year ended October 31, 2000 year were $67,075. These fees were for Feldman Sherb's services to the Company in the preparation of federal, state and local tax returns ($10,225) and accounting services rendered in connection with the Company's business combination with Crystal Rock ($56,850).

                             SOLICITATION OF PROXIES

         The solicitation of proxies in the enclosed form is made on behalf of the Company and the cost of this solicitation is being paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph using the services of directors, officers and regular employees of the Company at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for expenses incurred in sending proxy material to beneficial owners of the Company's stock.

                STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

         In order to be eligible for inclusion in the Company's proxy statement and form of proxy for the annual meeting scheduled to be held in 2002, stockholder proposals must comply with SEC Rule 14a-8 and any other applicable rules and must be delivered to the Company's principal executive offices at least 120 days prior to the anniversary date of mailing of this Proxy Statement. This Proxy Statement was sent on or about March 2, 2001, so the date by which proposals are required to be received under Rule 14a-8 will be November 1, 2001.

         In addition, Section 3.7 of the Company's by-laws requires that a stockholder who wishes to bring an item of business before the annual meeting must provide notice of such item of business to the Company at its principal executive offices not less than 90 days before the date for such meeting. The Company currently anticipates that next year's annual meeting will take place at approximately the same time of the year, or on or about March 27, 2002. In that case, the deadline for submission of notice will be December 27, 2001. Section
4.5 of the by-laws imposes the same deadline on the nomination by a stockholder of a candidate for election to the Board of Directors. For a meeting scheduled March 27, 2002, any proposal or nomination submitted after December 27, 2001 will be untimely. The by-laws contain a number of other substantive and procedural requirements which should be reviewed by any interested stockholder.

                                 OTHER BUSINESS

         Action may be taken on the business to be transacted at the meeting on the date provided in the Notice of the Annual Meeting or any date or dates to which an original or later adjournment of such meeting may be adjourned. As of the date of this Proxy Statement, the management does not know of any other matters to be presented at the meeting. If, however, other matters properly come before the meeting, whether on the original date provided in the Notice of Annual Meeting or any dates to which any original or later adjournment of such meeting may be adjourned, it is intended that the holders of the proxy have discretion to vote in accordance with their best judgment.

                            AVAILABILITY OF FORM 10-K

         The Company is providing without charge to each person solicited by this Proxy Statement a copy of its Annual Report on Form 10-K for the Fiscal Year ended October 31, 2000, including the financial statements contained therein but excluding the exhibits. The Form 10-K includes a list of the exhibits that were filed with it, and the Company will furnish a copy of any such exhibit to any person who requests it upon the payment of the Company's reasonable expenses in providing the requested exhibit. For further information, contact Bruce S. MacDonald, Chief Financial Officer, Vermont Pure Holdings, Ltd., Route 66, Catamount Industrial Park, Randolph, Vermont 05060, telephone 802-728-3600. The Company's Annual Report on Form 10-K and other filings of the Company with the SEC, including the exhibits, are also available for free on the SEC's Internet site (http://www.sec.gov).

                                              By Order of Board of Directors

                                              Bruce S. MacDonald
                                              Secretary

Randolph, Vermont
February 26, 2001

                                   Appendix A

                           VERMONT PURE HOLDINGS, LTD.

                             Audit Committee Charter

The audit committee is a committee of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, and the audit process.

In meeting its responsibilities, the audit committee is expected to:

1) Provide an open avenue of communication between the internal auditors, the independent accountant, and the board of directors.

2)     Review and update the committee's charter annually.

3) Recommend to the board of directors the independent accountants to be nominated, approve the compensation of the independent accountant, and review and approve the discharge of the independent accountants.

4) Confirm and assure the independence of the CFO, the controller, and the independent accountant, including a review of management consulting services and related fees provided by the independent accountant.

5) Inquire of management, the CFO, the controller, and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize suck risk to the company.

6) Consider in consultation with the independent accountant and the director of internal auditing or such other individual as the audit committee may designate the audit scope and plan of the CFO, the controller, and the independent accountant.

7) Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

8) Review with the CFO, the controller, and the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

9) Consider and review with the independent accountant and the director of internal auditing or such other individual as the audit committee may designate.

       a) The adequacy of the company's internal controls including computerized information system controls and security.

       b) Any related significant findings and recommendations of the independent accountant and internal auditing together with management's responses thereto.

10) Review with management and the independent accountant at the completion of the annual examination:

       a)     The company's annual financial statements and related footnotes.

       b) The independent accountant's audit of the financial statements and his or her report thereon.

       c) Any significant changes required in the independent accountant's audit plan.

       d) Any serious difficulties or disputes with management encountered during the course of the audit.

       e) Other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

11)    Consider and review with management, the CFO, and the controller:

       a) Significant findings during the year and management's responses thereto.

       b) Any difficulties encountered In the course of their audits, including any restrictions on the scope of their work or access to required information.

       c)     Any changes required in the planned scope of their audit plan.

12) Review filings with the SEC and other published documents containing the company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

13) Review with management, the independent accountant, the CFO, and the controller the interim financial report before it is filed with SEC or other regulators.

14) Review policies and procedures with respect to officer's expense accounts and perquisites, including there use of corporate assets, and consider the results of any review of these areas by the CFO, the controller or the independent accountant.

15) Review with the CFO, the controller and the independent accountant the results of their review of the company's monitoring compliance with the company's code of conduct.

16) Review legal and regulatory matters that may have a material impact in the financial statements, related company compliance policies and programs and reports received from regulators.

17) Meet with the CFO, the controller, and the independent accountant, and management in separate executive sessions to discuss any matters that the committee or these believe should be discussed privately with the audit committee.

18) Report committee actions top the board of directors with such recommendations, as the committee may deem appropriate.

19) Prepare a letter for inclusion in the annual report that describes the committee's composition and responsibilities, and how they were discharged.

20) The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

21) The committee shall meet at least four times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

22) The committee will perform such other functions as assigned by law, the company's charter or bylaws, or the board of directors.

The membership of the audit committee shall consist of at least three independent members of the board of directors who shall serve at the pleasure of the board of directors.

The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.


                                    * * * * *

Since 1914
crystal rock(R)
   BOTTLED WATER
[CRYSTAL ROCK LOGO]

                                                     VERMONT PURE HOLDINGS, LTD.
--------------------------------------------------------------------------------

[VERMONT PURE NATURAL SPRING WATER LOGO]                       Post Office Box C
                                                         Randolph, Vermont 05060
                                                                    802-728-3600
                                                                       AMEX: VPS

                                 February 28, 2001

Dear Shareholders:

Based upon the operating results for the Company, fiscal year 2000 can be characterized as "three steps forward and two steps back." Record sales revenue of $35,125,000 represented a 12% increase versus the prior year. However, a net loss of $2,383,000 ($583,000 from continuing operations and $1,800,000 due to one-time charges) interrupted three consecutive years of profitable growth. The loss can be attributed to a variety of factors that converged upon the Company in fiscal 2000:

     1. A 9% decline in Retail PET sales due to a rainy, cool selling season and the slow rebuild in Vermont Pure retail availability after the distribution change from Coca-Cola(R) Enterprises that occurred in mid-year 1999.
     2. Lower selling prices and rising costs for raw materials, energy and freight impacted margins significantly.
     3. Increased operating expenses due to temporary warehousing and freight inefficiencies generated during the construction of a 42,000 square foot addition to the Company's main production facility in Vermont.
     4. One-time charges of more than $1,800,000 (included in the $2,383,000 loss) largely related to the merger with Crystal Rock Spring Water Company, to write off obsolescence in computer systems, buildings, personnel redundancy and loan origination fees.

Additionally, our business combination with Crystal Rock Spring Water Company and the related delays at the SEC resulted in closing four months later than anticipated. This process took a great deal of management's time and focus away from day-to-day operations.

Although it was a challenging year, the Company made significant progress in 2000, positioning Vermont Pure as the largest independent bottled water company in the United States. The combination with Crystal Rock completed our strategy to reduce reliance on the seasonal and highly-competitive Retail PET market while expanding the Home and Office part of our business. Going forward, Home and Office deliveries are expected to generate 75% of Vermont Pure's revenue and 80% of total gross profits. Vermont Pure's employees now service more than 80,000 commercial and residential accounts in the Northeastern United States. With the Crystal Rock transaction, the Company has established itself as the fourth largest Home and Office provider in the United States. Our distribution footprint in this area provides a solid operating base on which to continue building route density through internal growth. We anticipate accelerating this growth through external acquisitions.

Investment in infrastructure will continue to fuel our planned growth in both the Retail PET and Home and Office bottled water segments. The warehouse expansion in Randolph, Vermont added valuable storage space, thus reducing our dependence on costly outside warehousing. Production efficiencies were enhanced with the closing of our small, outdated original 5-gallon production center, and subsequent installation of a high-speed automated filling line in the expanded Randolph facility. The integration of route sales and customer service automation will further streamline our operations. Category growth in the Home and Office segment is forecasted to be in the 8% per year range and should provide a solid base in cash flow and operating income for the Company.

The Retail PET segment continues to be attractive, with a growth trend of 20-25% per year projected for the next several years. To help fuel this growth, the new Vermont Pure distributors, now in their second year, have become accustomed to selling the brand. The Company is well positioned, with solid core brand recognition on the Vermont Pure and Hidden Spring trademarks. Co-packing retailer branded products helps defray production overheads and provides additional volume for purchasing power in raw materials. The Company continues to upgrade and expand equipment for the PET line and is installing state-of-the-art shrink bundling packaging equipment during the first quarter of fiscal 2001.

One of the most important elements in generating future growth is "human capital." The combination of Crystal Rock and Vermont Pure brought together two similar cultures and operating philosophies under one roof, creating one of the most experienced and dedicated management teams in the bottled water industry. The Company has achieved a depth of management to pursue both its internal and acquisition growth plans. The integration of route operations by President Peter Baker, and the upgrade of the manufacturing facilities by Executive Vice President Jack Baker, have strengthened the Company's commitment to quality and superior customer service. In addition, Henry Baker's over 50 years of bottled water experience provides invaluable insight and expertise.

Fiscal year 2000 was clearly a transitional year. We accomplished a great deal in the face of adversity while managing a variety of challenges...positioning the company as a significant player in a great industry. A strong foundation was laid, and the bricks and mortar of a new company has emerged. This, coupled with the continuing dedication of our employees, will enable us to capitalize on the dynamic opportunities in the bottled water industry in 2001 and beyond. On behalf of the Board of Directors, employees, and customers, we thank you for your continued support.

                               Sincerely yours,

                               VERMONT PURE HOLDINGS, LTD.


                               /s/ Timothy G. Fallon

                               Timothy G. Fallon
                               Chairman and Chief Executive Officer

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                       & DATE IT ABOVE







-------------------------------------------------------------------------------


                      VERMONT PURE HOLDINGS, LTD. - PROXY

                      SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING TO BE HELD ON MARCH 27, 2001

     The undersigned Stockholder(s) of VERMONT PURE HOLDINGS, LTD., a Delaware corporation ("Company"), hereby appoints Timothy G. Fallon and Peter K. Baker, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares of stock held by the undersigned or which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on March 27, 2001 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given on the reverse and in the discretion of the proxies upon all other matters that may properly come before the Meeting. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL THE PROPOSALS ON THE AGENDA.

     The undersigned hereby revokes all proxies, if any, hitherto given by him to others for said Meeting.

                 (CONTINUED, AND TO BE SIGNED, ON OTHER SIDE.)


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


                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                       & DATE IT ABOVE



                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                          VERMONT PURE HOLDINGS, LTD.

                                 March 27, 2001




                Please Detach and Mail in the Envelope Provided

-------------------------------------------------------------------------------

A [X] Please mark your
      vote as in this
      example


                        FOR all nominees            WITHHOLD
                     listed at right except         AUTHORITY
                       as marked to the      to vote for all nominees
                         contrary below           listed at right
1. Election of
   the following              [ ]                      [ ]           NOMINEES:
   directors:                                                         Timothy Fallon      Carol R. Lintz
                                                                      Henry E. Baker      David R. Preston
INSTRUCTIONS: To withhold authority to vote for                       Peter K. Baker      Ross S. Rapaport
any individual nominee, write that nominee's name                     Phillip Davidowitz  Norman E. Richard
in the space below.                                                   Robert C. Getchell  Beat Schlagenhauf


-------------------------------------------------


2. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.



                      I PLAN ON ATTENDING THE ANNUAL MEETING [ ]




Signature                         Signature if held jointly                   Dated               ,2001
         -------------------------                         -------------------     ---------------

NOTE: Please sign exactly as name appears above. When shares are held jointly by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorizing person.

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